Former SAP Co-CEO Jim Snabe Joins C3 AI Board of Directors Luminary enterprise software veteran brings extensive experience as trusted advisor to the world’s leading companies and governments REDWOOD CITY, Calif. – March 1, 2021 – C3 AI (NYSE: AI), a leading enterprise AI software provider, today announced that software industry veteran Jim H. Snabe has joined the C3 AI Board of Directors. Mr. Snabe’s renowned career spans more than three decades in the information technology industry, including as former co-CEO of SAP, one of the world’s leading ERP software companies. Mr. Snabe currently serves as Chairman of the Supervisory Board of the German industrial giant Siemens AG, and as Chairman of the Board of A.P. Møller – Mærsk A/S, the world’s largest shipping and transportation company, based in Denmark. Mr. Snabe is a member of the Board of Trustees of the non-profit World Economic Forum, based in Switzerland. Prior to joining the C3 AI Board, Mr. Snabe has served as a senior advisor to C3 AI CEO Tom Siebel. “I have come to rely on Jim as a trusted advisor as we work to establish C3 AI as a leading global enterprise software company,” said C3 AI CEO Thomas M. Siebel. “The addition of Jim to our Board of Directors further strengthens this team of highly accomplished professionals, bringing a unique set of leadership skills and expertise to the company. We are extremely pleased to welcome Jim to the board.” “In my opinion, the C3 AI model-driven AI platform is becoming the standard for the intelligent enterprise of the 21st century,” said Mr. Snabe. “I am deeply impressed with the company’s track record of creating substantial social and economic value through its innovative technology and its ability to execute. I am thrilled to work alongside a world-class board and with a growing set of industry-leading customers globally.” ### About C3.ai, Inc. C3.ai, Inc. (NYSE:AI) is a leading provider of enterprise AI software for accelerating digital transformation. C3 AI delivers a family of fully integrated products: C3 AI® Suite, an end-to-end platform for developing, deploying, and operating large-scale AI applications; C3 AI Applications, a portfolio of industry-specific SaaS AI applications; C3 AI CRM, a suite of industry-specific CRM applications designed for AI and machine learning; and C3 AI Ex Machina, a no-code AI solution to apply data science to everyday business problems. The core of the C3 AI offering is an open, model-driven AI architecture that dramatically simplifies data science and application development. Learn more at: www.c3.ai. C3 AI Public Relations Edelman Lisa Kennedy 415-914-8336 pr@c3.ai Investor Relations IR@C3.ai